Exhibit 99.1

PRESS CONTACT: Carey P. Hendrickson, Chief Financial Officer Phone: 1-972-770-5600

FOR IMMEDIATE RELEASE

CAPITAL SENIOR LIVING CORPORATION

REPORTS THIRD QUARTER 2014 RESULTS

DALLAS – (BUSINESS WIRE) – November 4, 2014 – Capital Senior Living Corporation (the “Company”) (NYSE:CSU), one of the nation’s largest operators of senior living communities, today announced operating and financial results for the third quarter of 2014. Company highlights for the third quarter include:

Operating and Financial Summary (see Non-GAAP Financial Measures below)

•	Revenue in the third quarter of 2014 was $98.5 million, a $10.5 million, or 11.9 percent, increase from the third quarter of 2013.

•	Occupancy for the Company’s consolidated communities, excluding four communities undergoing repositioning, lease-up or significant renovation and conversion, was 87.8 percent in the third quarter of 2014, an increase of 110 basis points from the third quarter of 2013. Same-community occupancy was 87.4 percent for the third quarter of 2014, a 40 basis point sequential improvement from the second quarter of 2014 and a 70 basis point improvement from the third quarter of 2013.

•	Average monthly rent for the Company’s consolidated communities increased 2.9 percent to $3,211 in the third quarter of 2014, an increase of $90 per occupied unit as compared to the third quarter of 2013. Same-community average monthly rent was $3,159, a $20 per occupied unit increase from the third quarter of 2013, and a 60 basis point improvement from the second quarter of 2014.

•	Adjusted EBITDAR increased 14.4 percent to $33.5 million in the third quarter of 2014. This does not include EBITDAR of $0.6 million related to four communities undergoing repositioning, lease-up or significant renovation and conversion. The Company is currently excluding the results of these four communities from its Non-GAAP financial measures, including Adjusted EBITDAR. The Company’s Adjusted EBITDAR margin was 35.6% for the third quarter of 2014, an increase of 40 basis points versus the third quarter of the prior year.

•	Adjusted Cash From Facility Operations (“CFFO”) increased 24.0 percent to $11.1 million, or $0.39 per share, in the third quarter of 2014, excluding the four communities previously noted, an increase of $0.07 per share, from the third quarter of 2013.

CAPITAL/Page 2

•	The Company’s Net Loss for the third quarter of 2014 was $5.8 million, or 20 cents per share, due to non-cash amortization of resident leases associated with communities acquired by the Company in the previous 12 months. Adjusted Net Income was $0.7 million, or $0.02 per share, for the third quarter of 2014.

•	The Company announces today that on August 27, 2014, the Company acquired a community in a state where it already has existing operations for a purchase price of approximately $13.5 million. This community is expected to generate incremental annual CFFO of approximately $0.02 per share.

•	As disclosed in our second quarter earnings release, the Company also completed the acquisition of two senior living communities on August 4, 2014, for a purchase price of approximately $33.9 million. These communities are expected to generate incremental annual CFFO of approximately $0.04 per share.

“Our third quarter results reflect the positive momentum that continues to build in all of our important metrics, with higher revenue growth and lower expense growth in the third quarter than in the first two quarters of this year and continued solid increases in occupancy, Adjusted EBITDAR and Adjusted CFFO,” said Lawrence A. Cohen, Chief Executive Officer of the Company. “Our same-community average monthly rent increased by 60 basis points in the third quarter of 2014 as compared to the second quarter, building on the 70 basis point sequential increase in average monthly rent from the first quarter to the second quarter of 2014. Our same store occupancy increased 40 basis points from the second quarter of 2014 to the third quarter of 2014, the fourth consecutive quarter to show a sequential gain. We continue to be focused on reducing attrition and are making steady progress on our work to convert approximately 360 vacant independent living units to assisted living and memory care units, which we expect to improve overall occupancy by approximately 300 basis points once they are stabilized.

“Complementing this growth is a robust pipeline that allows us to continue our disciplined and strategic acquisition program that increases our ownership of high-quality senior living communities in geographically concentrated regions and generates meaningful increases in CFFO, earnings and real estate value. We closed on three such communities in the third quarter and continue to pursue additional opportunities.

“We believe that we are well positioned to make meaningful gains in shareholder value as a substantially all private-pay business in an industry that benefits from need-driven demand, limited new supply, and an improving economy and housing market.”

CAPITAL/Page 3

Recent Investment Activity

•	On August 27, 2014, the Company completed the acquisition of a senior living community for a purchase price of $13.5 million. This community adds to the Company’s operations in the state of Wisconsin and is comprised of 75 assisted living units.

Highlights of this transaction include:

•	Increases annual Adjusted CFFO by approximately $0.7 million, or $0.02 per share.

•	Adds approximately $0.4 million to earnings, or $0.01 per share.

•	Increases annual revenue by approximately $3.4 million.

•	Average monthly rent for the community is approximately $4,600.

The community was financed with approximately $10.4 million of non-recourse 10-year mortgage debt at a fixed interest rate of 4.70%.

•	As previously disclosed, the Company completed the acquisition of two senior living communities on August 4, 2014, for a combined purchase price of $33.9 million. These communities add to the Company’s operations in the states of Virginia and Wisconsin and are comprised of 184 assisted living units.

•	The Company is conducting due diligence on additional acquisitions of high-quality senior living communities in states with extensive existing operations totaling approximately $75 million. Subject to completion of customary closing conditions, at least one of the acquisitions, valued at approximately $14.5 million, is expected to close by the end of the fourth quarter of 2014, with the remainder expected to close in the first quarter of 2015.

Financial Results - Third Quarter

For the third quarter of 2014, the Company reported revenue of $98.5 million, compared to revenue of $88.0 million in the third quarter of 2013. Resident and healthcare revenue increased from the third quarter of the prior year by approximately $12.1 million, or 14.1%, mostly due to the acquisition of 15 communities during or after the third quarter of 2013. As expected, community reimbursement revenue and affiliated management revenue decreased approximately $1.6 million in the third quarter of 2014 as compared to the third quarter of 2013. The acquisition of three Ohio communities in which the Company previously held a 10 percent interest as a joint venture on June 30, 2014, resulted in the elimination of these two revenue items as well as community reimbursement expense.

CAPITAL/Page 4

Operating expenses for the third quarter of 2014 were $60.0 million, an increase of $7.1 million from the third quarter of 2013, primarily due to the acquisition of 15 communities during or after the third quarter of 2013.

General and administrative expenses for the third quarter of 2014 were $5.5 million in the third quarter of 2014, which includes $0.7 million of transaction and other one-time costs. Excluding transaction and other one-time costs from the third quarters of 2014 and 2013, general and administrative expenses increased $0.2 million in the third quarter of 2014 over the third quarter of 2013. General and administrative expenses, excluding transaction and other one-time costs, were 4.9% as a percentage of revenues under management in the third quarter of 2014, as compared to 5.2% in the third quarter of 2013.

The Company’s Non-GAAP financial measures exclude four communities that are undergoing repositioning, lease-up of higher-licensed units or significant renovation and conversion. Three communities were excluded in the previous quarter. During the third quarter of 2014, the Company began a significant renovation project at a community to convert IL units to AL units, which required vacating 45 units; thus, the Company removed this community from its non-GAAP measures and certain supplemental information beginning in the third quarter of 2014.

Adjusted EBITDAR for the third quarter of 2014 was approximately $33.5 million, an increase of $4.2 million, or 14.4%, from the third quarter of 2013. This does not include EBITDAR of $0.6 million related to four communities undergoing repositioning, lease-up or significant renovation and conversion. The Adjusted EBITDAR margin for the third quarter of 2014 was 35.6%, an increase of 40 basis points from the third quarter of 2013.

The Company had $0.7 million, or $0.02 per share, of adjusted net income for the third quarter of 2014, excluding non-recurring or non-economic items reconciled on the final page of this release. This compares to a net loss of $5.8 million before adjusting for these non-recurring or non-economic items. Adjusted CFFO was $11.1 million, or $0.39 per share, in the third quarter of 2014, an increase of 24.0%, or $2.2 million and $0.07 per share, versus the third quarter of 2013.

Operating Activities

Same-community results exclude the four communities previously noted that are undergoing repositioning, lease-up or significant renovation and conversion, and transaction and other one-time costs of $0.2 million.

Same-community revenue in the third quarter of 2014 increased 1.3% versus the third quarter of 2013. Same-community expenses increased 1.6% from the third

CAPITAL/Page 5

quarter of the prior year. Labor costs, including benefits, were up approximately 2.3%, food costs increased 1.8% and utilities were flat as compared to the third quarter of the prior year. Advertising and promotion fees were $0.2 million higher due to initiatives aimed at increasing occupancy and revenue.

Same-community results continued to show significant sequential improvement in the third quarter of 2014. Same-community revenues were up sequentially over the second quarter by 1.1% and were 1.8% higher than the first quarter. Same-community occupancies increased 40 basis points from the second quarter to 87.4% and average rent increased $19, or 0.6%, to $3,159 per occupied unit from the second quarter to the third quarter. Same-community expenses were only $0.3 million higher than the second quarter of 2014, even with an additional day of expense versus the second quarter and utilities costs that were $0.5 million higher, as expected, related to summer weather. Same-community net operating income was 1.5% higher than the second quarter of 2014.

Capital expenditures for the third quarter of 2014 were $5.5 million, representing approximately $4.3 million of investment spending and approximately $1.2 million of recurring capital expenditures. If annualized, spending for recurring capital expenditures was approximately $410 per unit.

Balance Sheet

The Company ended the quarter with $39.3 million of cash and cash equivalents, including restricted cash. During the quarter, the Company invested $10.8 million of cash as equity to complete the acquisitions of three communities and spent $5.5 million on capital improvements.

As of September 30, 2014, the Company financed its 66 owned communities with mortgages totaling $623.9 million at interest rates averaging 4.7%. All of the Company’s debt is at fixed interest rates, except for six bridge loans totaling approximately $65.2 million at variable rates averaging 3.9%. The Company has no mortgage maturities before the third quarter of 2015.

The Company’s cash on hand and cash flow from operations are expected to be sufficient for working capital, prudent reserves and the equity needed to fund the Company’s acquisition program.

Q3 2014 Conference Call Information

The Company will host a conference call with senior management to discuss the Company’s third quarter financial results. The call will be held on Tuesday, November 4, 2014, at 5:00 p.m. Eastern Time. The call-in number is 913-312-0419, confirmation code 7261660. A link to a simultaneous webcast of the teleconference will be available at www.capitalsenior.com through Windows Media Player or RealPlayer.

CAPITAL/Page 6

For the convenience of the Company’s shareholders and the public, the conference call will be recorded and available for replay starting Tuesday, November 4, 2014 at 8:00 p.m. Eastern Time, until Thursday, November 13, 2014 at 8:00 p.m. Eastern Time. To access the conference call replay, call 719-457-0820, confirmation code 7261660. The conference call will also be made available for playback via the Company’s corporate website, www.capitalsenior.com, beginning November 5, 2014.

Non-GAAP Financial Measures

Adjusted EBITDAR, Adjusted EBITDAR Margin, Adjusted Net Income and Adjusted CFFO are financial measures of operating performance that are not calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). Non-GAAP financial measures may have material limitations in that they do not reflect all of the amounts associated with our results of operations as determined in accordance with GAAP. As a result, these non-GAAP financial measures should not be considered a substitute for, nor superior to, financial results and measures determined or calculated in accordance with GAAP. The Company believes that these non-GAAP measures are useful in identifying trends in day-to-day performance because they exclude items that are of little or no significance to operations and provide indicators to management of progress in achieving optimal operating performance. In addition, these measures are used by many research analysts and investors to evaluate the performance and the value of companies in the senior living industry. The Company strongly urges you to review the reconciliation of net income from operations to Adjusted EBITDAR and Adjusted EBITDAR Margin and the reconciliation of net loss to Adjusted Net Income and Adjusted CFFO, along with the Company’s consolidated balance sheets, statements of operations, and statements of cash flows.

About the Company

Capital Senior Living Corporation is one of the nation’s largest operators of residential communities for senior adults. The Company’s operating strategy is to provide value to residents by providing quality senior living services at reasonable prices. The Company’s communities emphasize a continuum of care, which integrates independent living, assisted living, and home care services, to provide residents the opportunity to age in place. The Company operates 116 senior living communities in geographically concentrated regions with an aggregate capacity of approximately 15,000 residents.

Safe Harbor

The forward-looking statements in this release are subject to certain risks and uncertainties that could cause results to differ materially, including, but not without limitation to, the Company’s ability to find suitable acquisition properties at favorable terms, financing, refinancing, community sales, licensing, business conditions, risks of downturns in economic conditions generally, satisfaction of closing conditions such

CAPITAL/Page 7

as those pertaining to licensure, availability of insurance at commercially reasonable rates, and changes in accounting principles and interpretations among others, and other risks and factors identified from time to time in our reports filed with the Securities and Exchange Commission.

For information about Capital Senior Living, visit www.capitalsenior.com.

Contact Carey P. Hendrickson, Chief Financial Officer, at 972-770-5600 for more information.

CAPITAL/Page 8

CAPITAL SENIOR LIVING CORPORATION

CONSOLIDATED BALANCE SHEETS

(in thousands)

	September 30, 2014	December 31, 2013
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$27,816	$13,611
Restricted cash	11,468	11,425
Accounts receivable, net	5,716	3,752
Accounts receivable from affiliates	6	416
Federal and state income taxes receivable	5,214	5,123
Deferred taxes	441	845
Property tax and insurance deposits	10,660	11,036
Prepaid expenses and other	3,525	6,605

Total current assets	64,846	52,813
Property and equipment, net	774,211	649,967
Investments in unconsolidated joint ventures	—	1,010
Other assets, net	40,696	41,759

Total assets	$879,753	$745,549

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$4,052	$3,813
Accounts payable to affiliates	11	1
Accrued expenses	32,524	29,321
Current portion of notes payable	37,636	11,918
Current portion of deferred income	13,376	11,215
Current portion of capital lease and financing obligations	981	948
Customer deposits	1,606	1,489

Total current liabilities	90,186	58,705
Deferred income	16,464	18,021
Capital lease and financing obligations, net of current portion	40,430	41,093
Deferred taxes	441	845
Other long-term liabilities	1,459	1,559
Notes payable, net of current portion	587,285	467,376
Commitments and contingencies
Shareholders’ equity:
Preferred stock, $.01 par value:
Authorized shares – 15,000; no shares issued or outstanding	—	—
Common stock, $.01 par value:
Authorized shares – 65,000; issued and outstanding shares – 29,095 and 28,845 in 2014 and 2013, respectively	294	292
Additional paid-in capital	149,482	143,721
Retained (deficit) earnings	(5,354)	14,871
Treasury stock, at cost – 350 shares	(934)	(934)

Total shareholders’ equity	143,488	157,950

Total liabilities and shareholders’ equity	$879,753	$745,549

CAPITAL/Page 9

CAPITAL SENIOR LIVING CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(unaudited, in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Revenues:
Resident and health care revenue	$98,466	$86,333	$280,240	$256,409
Affiliated management services revenue	—	205	415	586
Community reimbursement revenue	17	1,445	3,110	4,432

Total revenues	98,483	87,983	283,765	261,427
Expenses:
Operating expenses (exclusive of facility lease expense and depreciation and amortization expense shown below)	59,992	52,936	171,268	154,186
General and administrative expenses	5,515	5,026	15,137	15,029
Facility lease expense	14,841	14,274	44,524	42,813
Stock-based compensation expense	1,599	869	5,676	3,158
Depreciation and amortization	13,840	10,533	35,607	33,183
Community reimbursement expense	17	1,445	3,110	4,432

Total expenses	95,804	85,083	275,322	252,801

Income from operations	2,679	2,900	8,443	8,626
Other income (expense):
Interest income	12	17	40	138
Interest expense	(8,255)	(5,943)	(22,785)	(17,321)
Write-off of deferred loan costs and prepayment premiums	—	—	(6,979)	—
Joint venture equity investment valuation gain	—	—	1,519	—
Loss on disposition of assets, net	(1)	13	(11)	12
Equity in earnings of unconsolidated joint ventures, net	—	43	105	76
Other income	5	10	22	28

Loss before provision for income taxes	(5,560)	(2,960)	(19,646)	(8,441)
Provision for income taxes	(199)	(7,003)	(579)	(5,668)

Net loss	$(5,759)	$(9,963)	$(20,225)	$(14,109)

Per share data:
Basic net loss per share	$(0.20)	$(0.35)	$(0.70)	$(0.49)

Diluted net loss per share	$(0.20)	$(0.35)	$(0.70)	$(0.49)

Weighted average shares outstanding — basic	28,371	27,911	28,273	27,769

Weighted average shares outstanding — diluted	28,371	27,911	28,273	27,769

Comprehensive loss	$(5,759)	$(9,963)	$(20,225)	$(14,109)

CAPITAL/Page 10

CAPITAL SENIOR LIVING CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited, in thousands)

	Nine Months Ended September 30,
	2014	2013
Operating Activities
Net loss	$(20,225)	$(14,109)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	35,607	33,183
Amortization of deferred financing charges	999	822
Amortization of deferred lease costs and lease intangibles	922	978
Deferred income	604	(344)
Deferred income taxes	—	5,505
Write-off of deferred loan costs and prepayment premiums	6,979	—
Joint venture equity investment valuation gain	(1,519)	—
Loss (Gain) on disposition of assets, net	11	(12)
Equity in earnings of unconsolidated joint ventures	(105)	(76)
Provision for bad debts	517	330
Stock-based compensation expense	5,676	3,158
Changes in operating assets and liabilities:
Accounts receivable	(2,481)	241
Accounts receivable from affiliates	410	433
Property tax and insurance deposits	376	(1,058)
Prepaid expenses and other	3,080	(867)
Other assets	756	(3,101)
Accounts payable	249	(4,424)
Accrued expenses	3,203	4,142
Federal and state income taxes receivable/payable	(91)	3,523
Customer deposits	117	(22)

Net cash provided by operating activities	35,085	28,302
Investing Activities
Capital expenditures	(13,394)	(9,888)
Cash paid for acquisitions	(145,555)	(53,741)
Proceeds from disposition of assets	4	18
Proceeds from SHPIII/CSL Transaction	2,532	—
Distributions from unconsolidated joint ventures	102	97

Net cash used in investing activities	(156,311)	(63,514)
Financing Activities
Proceeds from notes payable	267,685	56,939
Repayments of notes payable	(128,553)	(20,534)
Increase in restricted cash	(43)	(1,239)
Cash payments for capital lease and financing obligations	(630)	(558)
Cash proceeds from the issuance of common stock	169	2,761
Excess tax benefits on stock option exercised	(82)	(1,445)
Deferred financing charges paid	(3,115)	(684)

Net cash provided by financing activities	135,431	35,240

Increase in cash and cash equivalents	14,205	28
Cash and cash equivalents at beginning of period	13,611	18,737

Cash and cash equivalents at end of period	$27,816	$18,765

Supplemental Disclosures
Cash paid during the period for:
Interest	$20,873	$16,058

Income taxes	$714	$677

CAPITAL/Page 11

Capital Senior Living Corporation

Supplemental Information

			Average
	Communities		Resident Capacity		Average Units
	Q3 14	Q3 13	Q3 14	Q3 13	Q3 14	Q3 13
Portfolio Data
I. Community Ownership / Management
Consolidated communities
Owned	66	53	8,718	7,089	6,772	5,599
Leased	50	50	6,333	6,298	4,989	5,026
Joint Venture communities (equity method)	—	3	—	674	—	435

Total	116	106	15,051	14,061	11,761	11,060

Independent living			7,597	7,554	6,171	6,183
Assisted living			7,454	6,337	5,590	4,743
Skilled nursing			—	170	—	134

Total			15,051	14,061	11,761	11,060

II. Percentage of Operating Portfolio
Consolidated communities
Owned	56.9%	50.0%	57.9%	50.4%	57.6%	50.6%
Leased	43.1%	47.2%	42.1%	44.8%	42.4%	45.4%
Joint Venture communities (equity method)	—	2.8%	—	4.8%	—	4.0%

Total	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

Independent living			50.5%	53.7%	52.5%	55.9%
Assisted living			49.5%	45.1%	47.5%	42.9%
Skilled nursing			—	1.2%	—	1.2%

Total			100.0%	100.0%	100.0%	100.0%

CAPITAL/Page 12

Capital Senior Living Corporation

Supplemental Information

Selected Operating Results	Q3 14	Q3 13
I. Owned communities (excludes 3 communities being repositioned/leased up)
Number of communities	63	50
Resident capacity	8,109	6,310
Unit capacity	6,275	4,969
Financial occupancy (1)	89.0%	86.9%
Revenue (in millions)	50.1	36.2
Operating expenses (in millions) (2)	28.3	20.4
Operating margin	44%	44%
Average monthly rent	2,993	2,795
II. Leased communities (excludes 1 community being repositioned/leased up)
Number of communities	49	49
Resident capacity	6,107	6,072
Unit capacity	4,841	4,839
Financial occupancy (1)	86.2%	86.5%
Revenue (in millions)	43.9	43.4
Operating expenses (in millions) (2)	21.8	21.4
Operating margin	50%	51%
Average monthly rent	3,503	3,457
III. Consolidated communities (excludes 4 communities being repositioned/leased up)
Number of communities	112	99
Resident capacity	14,216	12,382
Unit capacity	11,116	9,808
Financial occupancy (1)	87.8%	86.7%
Revenue (in millions)	94.0	79.6
Operating expenses (in millions) (2)	50.1	41.8
Operating margin	47%	47%
Average monthly rent	3,211	3,121
IV. Communities under management (excludes 4 communities being repositioned/leased up)
Number of communities	112	102
Resident capacity	14,216	13,056
Unit capacity	11,116	10,244
Financial occupancy (1)	87.8%	86.8%
Revenue (in millions)	94.0	83.7
Operating expenses (in millions) (2)	50.2	44.0
Operating margin	47%	47%
Average monthly rent	3,211	3,140
V. Same communities under management (excludes 4 communities being repositioned/leased up)
Number of communities	100	100
Resident capacity	12,941	12,911
Unit capacity	10,223	10,225
Financial occupancy (1)	87.4%	86.7%
Revenue (in millions)	84.6	83.5
Operating expenses (in millions) (2)	44.7	43.9
Operating margin	47%	47%
Average monthly rent	3,159	3,139
VI. General and Administrative expenses as a percent of Total Revenues under Management
Third Quarter (3)	4.9%	5.2%
First nine months (3)	4.7%	5.2%
VII. Consolidated Mortgage Debt Information (in thousands, except interest rates)
(excludes insurance premium and auto financing)
Total fixed rate mortgage debt	558,726	382,531
Total variable rate mortgage debt	65,222	13,022
Weighted average interest rate	4.7%	5.2%

(1)	Financial occupancy represents actual days occupied divided by total number of available days during the month of the quarter.
(2)	Excludes management fees, insurance and property taxes.
(3)	Excludes transaction costs incurred by the Company.

CAPITAL/Page 13

CAPITAL SENIOR LIVING CORPORATION

NON-GAAP RECONCILIATIONS

(In thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Adjusted EBITDAR
Net income from operations	$2,679	$2,900	$8,443	$8,626
Depreciation and amortization expense	13,840	10,533	35,607	33,183
Stock-based compensation expense	1,599	869	5,676	3,158
Facility lease expense	14,841	14,274	44,524	42,813
Provision for bad debts	145	89	517	330
Casualty losses	167	142	582	382
Transaction and conversion costs	858	360	2,098	1,205
Communities being repositioned/leased up	(618)	120	(971)	120

Adjusted EBITDAR	$33,511	$29,287	$96,476	$89,817

Adjusted EBITDAR Margin
Adjusted EBITDAR	$33,511	$29,287	$96,476	$89,817

Total revenues	$98,483	$87,983	$283,765	$261,427
Communities being repositioned/leased up	(4,370)	(4,860)	(10,073)	(4,860)

Adjusted revenues	$94,113	$83,123	$273,692	$256,567

Adjusted EBITDAR margin	35.6%	35.2%	35.2%	35.0%

Adjusted net income and net income per share
Net loss	$(5,759)	$(9,963)	$(20,225)	$(14,109)
Casualty losses, net of tax	105	89	367	241
Transaction and conversion costs, net of tax	541	227	1,322	759
Resident lease amortization, net of tax	3,250	2,471	7,447	8,837
Write-off of deferred loan costs and prepayment premium, net of tax	—	—	4,397	—
Joint venture equity investment valuation gain, net of tax	—	—	(957)	—
(Gain)Loss on disposition of assets, net of tax	1	(8)	7	(8)
Deferred tax asset valuation allowance	2,068	7,513	7,463	7,513
Communities being repositioned/leased up, net of tax	485	414	1,049	414

Adjusted net income	$691	$743	$870	$3,647

Adjusted net income per share	$0.02	$0.03	$0.03	$0.13

Diluted shares outstanding	28,374	27,937	28,228	27,839

Adjusted CFFO and Adjusted CFFO per share
Net loss	$(5,759)	$(9,963)	$(20,225)	$(14,109)
Non-cash charges, net	16,805	19,093	49,691	43,544
Recurring capital expenditures	(1,090)	(970)	(3,155)	(2,875)
Casualty losses	167	142	582	382
Transaction and conversion costs	858	360	2,098	1,205
Tax impact of Spring Meadows Transaction	(106)	(106)	(318)	(318)
Communities being repositioned/leased up, net of tax	225	394	447	394

Adjusted CFFO	$11,100	$8,950	$29,120	$28,223

Adjusted CFFO per share	$0.39	$0.32	$1.03	$1.01

***